                                                                    EXHIBIT 99.1


                       [METROCORP BANCSHARES, INC. LOGO]

    METROCORP BANCSHARES, INC. ANNOUNCES THIRD QUARTER 2002 EARNINGS RESULTS THIRD QUARTER 2002: NET INTEREST INCOME UP 10.3%, NONINTEREST INCOME UP 15.5%

HOUSTON, TEXAS - (October 23, 2002) MetroCorp Bancshares, Inc. (Nasdaq:MCBI), a Texas corporation, which through its subsidiary, MetroBank, N.A., provides community banking services in Houston and Dallas, today announced net income of $2.5 million for the third quarter ended September 30, 2002, approximately $200,000 or 9.6% higher than the same period in 2001. Diluted earnings per share for the third quarter 2002 were $0.35, up $0.02 per share from the same quarter in 2001. Net income and diluted earnings per share for the nine months ended September 30, 2002 were $6.8 million and $0.95, respectively, up approximately $300,000 and $0.02 per share, respectively, or 4.6% and 3.1%, respectively, from the same period in 2001.

Allen Brown, President of MetroCorp Bancshares, Inc. and Chief Executive Officer of MetroBank, N.A., said, "We are pleased with the growth in our balance sheet, as net loans grew 4.9%, investment securities grew 48.5%, and our deposits increased 7.0% since December 31, 2001. Net interest income before provision for loan losses for the three and nine months ended September 30, 2002 was $8.7 million and $25.2 million, respectively, representing an increase over the same periods in 2001 of 10.3% and 7.1%, respectively."

INTEREST INCOME AND EXPENSE. Interest income for the three months ended September 30, 2002 was $12.3 million, down $1.1 million or 8.4% from $13.4 million for the same three months in 2001. Interest income for the nine months ended September 30, 2002 was $36.3 million, down $6.4 million or 14.9% from $42.7 million for the same period in 2001. The lower interest income in 2002, compared to 2001 was primarily the result of significantly lower market interest rates in 2002 coupled with increased nonaccrual loans. In addition, refinancing of existing loans and lower interest rates on new loan production continued to be factors in the lower interest income.

Interest expense for the three months ended September 30, 2002 was $3.6 million, down $1.9 million or 34.9% from $5.5 million for the same three months in 2001. Interest expense for the nine months ended September 30, 2002 was $11.1 million, down $8.0 million or 41.9% from $19.1 million for the same period in 2001. The decrease in interest expense during both periods in 2002 was primarily the result of lower market interest rates in 2002 partially offset by a 6.1% increase in interest-bearing deposits as of September 30, 2002 compared to December 31, 2001.

Net interest income before provision for loan losses for the three months ended September 30, 2002 was $8.7 million, up $800,000 or 10.3% from $7.9 million for the same three months in 2001. Net interest income before provision for loan losses for the nine months ended September 30, 2002 was $25.2 million, up $1.6 million or 7.1% from $23.6 million for the same period in 2001. The increase in net interest income for the three and nine months ended September 30, 2002 was primarily the result of lower interest income offset by significantly lower interest expense. The net interest margin for the three months ended September 30, 2002 was 4.46% compared to 4.56% for the same three months in 2001, a decline of 10 basis points. The net


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interest margin for the nine months ended September 30, 2002 was 4.61% compared to 4.65% for the same period in 2001, a decline of 4 basis points. The lower net interest margins in 2002 were primarily the result of lower yields on average earning assets that were partially offset by lower costs on interest-bearing liabilities. The net interest margin could come under more pressure depending on the future interest rate environment.

NONINTEREST INCOME AND EXPENSE. Noninterest income for the three months ended September 30, 2002 was $2.4 million, up $300,000 or 15.5% from $2.1 million for the same three months in 2001. Noninterest income for the nine months ended September 30, 2002 was $7.2 million, up $700,000 or 10.1% from $6.5 million for the same period in 2001. The increase during both periods was primarily due to increased transaction deposit accounts that have provided additional service charge and NSF fee income as a result of continued relationship banking initiatives.

Noninterest expense for the three months ended September 30, 2002 was $6.5 million, up $300,000 or 5.7% compared with $6.2 million for the same period in 2001. The increased noninterest expense in this three-month period was primarily due to higher employee compensation and benefits as a result of increased staffing levels in lending operations and compliance functions and increased occupancy due to expansion of space in the corporate office. This was partially offset by all other operating expenses that were lower in this quarter, primarily in professional fees, compared to the same quarter in 2001. Noninterest expense for the nine months ended September 30, 2002 was $20.0 million, up $800,000 or 4.2% compared with $19.2 million for the same period in 2001. The increased expense was primarily due to higher employee compensation and benefits mentioned above in addition to normal annual salary increases that became effective in May 2002. With the exception of losses incurred in other real estate and higher data processing expense, most all other operating expenses in the nine-month period ended September 30, 2002 primarily reflected decreases in occupancy, professional fees, and advertising.

PROVISION FOR LOAN LOSSES AND ASSET QUALITY. The provision for loan losses for the three months ended September 30, 2002 was $750,000, up $340,000 from $407,000 for the same quarter in 2001. The provision for loan losses for the nine months ended September 30, 2002 was $2.3 million, up $1.1 million from $1.2 million for the same period in 2001. This was the result of continued asset quality assessment through a newly established loan grading system and increased nonaccrual loans. The allowance for loan losses as a percent of total loans at September 30, 2002 and December 31, 2001 was 1.88% and 1.81%, respectively.

Net charge-offs for the three months ended September 30, 2002 were $120,000 down $274,000 compared with $394,000 for the third quarter of 2001. For the nine months ended September 30, 2002, net charge-offs were $1.5 million, up $400,000 compared to $1.1 million for the same period in 2001. The charge-offs in the third quarter 2002 were related to various small commercial and consumer related credits. The Company seeks recovery on its charge-offs through all available channels.

Net nonperforming assets at September 30, 2002 were $15.3 million compared to $3.7 million at December 31, 2001, an increase of $11.6 million. The increase in nonperforming assets primarily occurred during the first quarter of 2002 with approximately $9.0 million added to nonaccrual loans as part of an identification process that represented an integral part of an overall effort to improve credit quality. Some loans in nonaccrual have paid off during the period, however, a commercial loan of approximately $5.5 million was added to nonaccrual in September 2002. Facilitating the loan review process, loan review and problem resolution personnel were added during the first and second quarters of 2002. While future deterioration in the loan portfolio is possible, management is continuing its risk assessment and resolution program. In addition, management is focusing its attention on minimizing the Bank's credit risk through more diversified business development avenues.

Allen Brown added, "We were very pleased with our third quarter 2002 results and the growth we've seen this year. Our asset quality assessment and resolution program continues as we have committed extensive resources to this matter. In addition, our business development efforts towards greater diversification are starting to show results and our relationship banking initiatives have proven successful and will also continue."

BALANCE SHEET DATA. Total assets at September 30, 2002 were $840.9 million, up $98.7 million or 13.3% from $742.2 million at December 31, 2001. Net loans at September 30, 2002 were $508.1 million, up $23.9 million or 4.9% from $484.2 million at December 31, 2001. Total deposits at September 30, 2002 were $687.8 million, up $45.0 million or 7.0% from $642.8 million at December 31, 2001. Other borrowings at September 30, 2002 were $68.6 million, up $43.4 million from $25.2 million at December 31, 2001. The increase was primarily the result of the Company's strategy to maintain earning asset growth during the period. Shareholders' equity at September 30, 2002 grew to $73.2 million, up $8.0 million or 12.2% from $65.2 million at December 31, 2001.

MetroCorp Bancshares, Inc., with $840.9 million in assets, provides a full range of commercial and consumer banking services through its wholly owned subsidiary, MetroBank, N.A. The Company has 14 full-service banking locations in the greater Houston and Dallas metropolitan areas. For more information, visit the Company's Web site at www.metrobank-na.com.

The statements contained in this release that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe MetroCorp's future plans, projections, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond MetroCorp's control. Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) general business and economic conditions in the markets MetroCorp serves may be less favorable than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; (2) changes in the interest rate environment which could reduce MetroCorp's net interest margin; (3) changes in management's assumptions regarding of the adequacy of the allowance for loan losses; (4) legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry; (5) the effects of competition from other financial institutions operating in the Company's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; (6) changes in accounting principles, policies or guidelines; and (7) the Company's ability to adapt successfully to technological changes to meet customers' needs and developments in the market place. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in MetroCorp's reports filed with the Securities and Exchange Commission.


Contact:
MetroCorp Bancshares, Inc., Houston
Allen Brown, President, (713) 776-3876, or
David D. Rinehart, EVP/Chief Financial Officer, (713) 776-3876


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                           METROCORP BANCSHARES, INC.
                      (In thousands, except share amounts)
                                  (Unaudited)

                                                                      SEPTEMBER 30,       DECEMBER 31,         CHANGE
                                                                          2002               2001                %
                                                                      -------------       ------------         ------
CONSOLIDATED BALANCE SHEET
                       ASSETS
Cash and cash equivalents:
   Cash and due from banks                                            $      30,866       $     34,428          (10.3)
   Federal funds sold and earning deposit                                    19,787             23,678          (16.4)
                                                                      -------------       ------------
     Total cash and cash equivalents                                         50,653             58,106          (12.8)
Investment securities available-for-sale                                    257,069            173,087           48.5
Other investments                                                             4,356              3,143           38.6
Loans, net                                                                  508,054            484,242            4.9
Premises and equipment, net                                                   5,431              5,623           (3.4)
Accrued interest receivable                                                   3,394              3,602           (5.8)
Due from customers on acceptances                                             3,809              4,605          (17.3)
Other real estate and repossessed assets, net                                   596              1,025          (41.9)
Other assets                                                                  7,557              8,741          (13.5)
                                                                      -------------       ------------
   Total assets                                                       $     840,919       $    742,174           13.3
                                                                      =============       ============

        LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
   Noninterest-bearing                                                $     140,905       $    127,299           10.7
   Interest-bearing                                                         546,861            515,452            6.1
                                                                      -------------       ------------
     Total deposits                                                         687,766            642,751            7.0
Other borrowings                                                             68,581             25,195          172.2
Accrued interest payable                                                        719                863          (16.7)
Acceptances outstanding                                                       3,809              4,605          (17.3)
Other liabilities                                                             6,845              3,531           93.9
                                                                      -------------       ------------
   Total liabilities                                                        767,720            676,945           13.4
Commitments and contingencies                                                    --                 --             --
Shareholders' Equity:
   Preferred stock, $1.00 par value, 2,000,000 shares authorized;
     none of which are issued and outstanding                                    --                 --             --
   Common stock, $1.00 par value, 20,000,000 shares authorized;
     7,195,927 shares and 7,187,423 shares are issued and
     7,023,417 shares and 7,017,823 shares are outstanding at
     September 30, 2002 and December 31, 2001, respectively                   7,196              7,187            0.1
   Additional paid-in-capital                                                26,311             26,144            0.6
   Retained earnings                                                         38,381             32,834           16.9
   Accumulated other comprehensive income                                     2,745                376          630.1
   Treasury stock, at cost                                                   (1,434)            (1,312)           9.3
                                                                      -------------       ------------
     Total shareholders' equity                                              73,199             65,229           12.2
                                                                      -------------       ------------
     Total liabilities and shareholders' equity                       $     840,919       $    742,174           13.3
                                                                      =============       ============


NONPERFORMING ASSETS AND ASSET QUALITY RATIOS
Nonaccrual loans                                                      $      15,996       $      3,758          325.7
Accruing loans 90 days or more past due                                       1,504                783           92.1
Other real estate ("ORE")                                                       592                969          (38.9)
Other assets repossessed ("OAR")                                                  4                 56          (92.9)
                                                                      -------------       ------------
Total nonperforming assets                                                   18,096              5,566          225.1
Less nonperforming loans guaranteed by the SBA, Ex-Im Bank,
   or the OCCGF                                                              (2,841)            (1,833)          55.0
                                                                      -------------       ------------
Net nonperforming assets                                              $      15,255       $      3,733          308.7
                                                                      =============       ============

Net nonperforming assets to total assets                                       1.81%              0.50%         260.7
Net nonperforming assets to total loans and ORE/OAR                            2.94%              0.76%         289.6
Allowance for loan losses to total loans                                       1.88%              1.81%           3.9
Allowance for loan losses to net nonperforming loans                          66.24%            328.77%         (79.9)
Net loan charge-offs to total loans                                            0.29%              0.84%         (65.4)
Net loan charge-offs                                                  $       1,514       $      4,167          (63.7)
Total loans to total deposits                                                 75.28%             76.72%          (1.9)

Total loans                                                           $     517,764       $    493,145            5.0
Allowance for loan losses                                             $       9,710       $      8,903            9.1



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                           METROCORP BANCSHARES, INC.
                    (In thousands, except per share amounts)
                                   (Unaudited)

                                                       AS OF OR FOR THE THREE MONTHS       AS OF OR FOR THE NINE MONTHS
                                                           ENDED SEPTEMBER 30,                   ENDED SEPTEMBER 30,
                                                          ---------------------      CHANGE    ---------------------      CHANGE
                                                            2002         2001          %         2002         2001          %
                                                          --------     --------      ------    --------     --------      ------
AVERAGE BALANCE SHEET SUMMARY
Total assets                                              $811,082     $729,963        11.1    $773,929     $723,705         6.9
Securities                                                 234,981      152,459        54.1     209,381      152,384        37.4
Total loans                                                509,837      472,111         8.0     498,943      472,355         5.6
Allowance for loan losses                                    9,392        9,332         0.6       9,067        9,297        (2.5)
Net loans                                                  500,445      462,779         8.1     489,876      463,058         5.8
Total deposits                                             662,487      628,000         5.5     646,881      624,231         3.6
FHLB and other borrowings                                   65,068       25,540       154.8      48,050       25,611        87.6
Total shareholders' equity                                  72,435       64,356        12.6      69,380       62,320        11.3

INCOME STATEMENT
Interest income:
   Loans                                                  $  9,375     $ 10,573       (11.3)   $ 28,228     $ 33,799       (16.5)
   Investment securities:
     Taxable                                                 2,511        2,043        22.9       6,869        6,236        10.2
     Tax-exempt                                                273          305       (10.5)        887          865         2.5
   Federal funds sold and other temporary investments          139          504       (72.4)        355        1,784       (80.1)
                                                          --------     --------                --------     --------
       Total interest income                                12,298       13,425        (8.4)     36,339       42,684       (14.9)
Interest expense:
   Time deposits                                             2,523        4,408       (42.8)      8,064       15,219       (47.0)
   Demand and savings deposits                                 565          822       (31.3)      1,746        2,951       (40.8)
   Other borrowings                                            522          319        63.6       1,287          946        36.0
                                                          --------     --------                --------     --------
       Total interest expense                                3,610        5,549       (34.9)     11,097       19,116       (41.9)
Net interest income                                          8,688        7,876        10.3      25,242       23,568         7.1
Provision for loan losses                                      750          407        84.3       2,320        1,190        95.0
                                                          --------     --------                --------     --------
Net interest income after provision for loan losses          7,938        7,469         6.3      22,922       22,378         2.4
Noninterest income:
   Customer Service Charges                                  2,386        1,980        20.5       6,974        5,970        16.8
   Gain on sale of investment securities, net                   --           13      (100.0)         34          189       (82.0)
   Other noninterest income                                     54          119       (54.6)        205          395       (48.1)
                                                          --------     --------                --------     --------
       Total noninterest income                              2,440        2,112        15.5       7,213        6,554        10.1
Noninterest expense:
   Employee compensation and benefits                        3,934        3,410        15.4      11,361       10,063        12.9
   Occupancy                                                 1,320        1,126        17.2       3,796        3,952        (3.9)
   Other real estate, net                                       65           88       (26.1)        483           85       468.2
   Data processing                                              20           15        33.3          69           53        30.2
   Other noninterest expense                                 1,180        1,531       (22.9)      4,325        5,076       (14.8)
                                                          --------     --------                --------     --------
       Total noninterest expense                             6,519        6,170         5.7      20,034       19,229         4.2
Income before provision for income taxes                     3,859        3,411        13.1      10,101        9,703         4.1
Provision for income taxes                                   1,329        1,103        20.5       3,290        3,191         3.1
                                                          --------     --------                --------     --------
Net income                                                $  2,530     $  2,308         9.6    $  6,811     $  6,512         4.6
                                                          ========     ========                ========     ========

PER SHARE DATA
Earnings per share - basic                                $   0.36     $   0.33         9.3    $   0.97     $   0.93         4.1
Earnings per share - diluted                                  0.35         0.33         8.6        0.95         0.93         3.1
Weighted average shares outstanding:
   Basic                                                     7,026        7,003         0.3       7,022        6,992         0.4
   Diluted                                                   7,147        7,081         0.9       7,142        7,037         1.5

PERFORMANCE RATIOS
Return on average assets                                      1.24%        1.25%       (0.8)       1.18%        1.20%       (1.6)
Return on average shareholders' equity                       13.86%       14.23%       (2.6)      13.13%       13.97%       (6.0)
Net interest margin                                           4.46%        4.56%       (2.2)       4.61%        4.65%       (0.9)
Efficiency ratio                                             58.58%       61.77%       (5.2)      61.73%       63.84%       (3.3)
Equity to assets                                              8.93%        8.82%        1.3        8.96%        8.61%        4.1

BANK CAPITAL RATIOS
Tier I capital                                                                                    12.08%       12.14%       (0.5)
Total capital (tier I & II)                                                                       13.34%       13.39%       (0.4)
Leverage (Regulatory)                                                                              8.71%        8.38%        3.9